Exhibit (a)(viii)

Offer to Purchase any and all

Series A Shares, Series A American Depositary Shares each representing 20 Series A Shares,

Series L Shares and Series L American Depositary Shares each representing 20 Series L Shares at Ps. 10.50 per Share and Ps. 210.00 per American Depositary Share (ADS), each in cash and payable in U.S. dollars,

of

TELÉFONOS DE MÉXICO, S.A.B. DE C.V.

by

AMÉRICA MÓVIL, S.A.B. DE C.V.

THIS TENDER OFFER CAN BE ACCEPTED BY AND TENDERED ADSs AND SHARES CAN BE WITHDRAWN UNTIL 5:00 P.M., NEW YORK CITY TIME ON NOVEMBER 11, 2011 UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

October 11, 2011

Re: Tendering Telmex Series L Shares and Telmex L Share ADSs

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration is an offer to purchase dated October 11, 2011 (the “Offer to Purchase”) and related ADS letter of transmittal (the “ADS Letter of Transmittal”) and U.S. form of acceptance (the “U.S. Form of Acceptance,” and, together with the Offer to Purchase, the “Offer Documents”) relating to the tender offer by América Móvil, S.A.B. de C.V. (“América Móvil”) for any and all Series A Shares (the “Telmex Series A Shares”), American Depositary Shares each representing 20 Telmex Series A Shares (the “Telmex A Share ADSs”), Series L Shares (the “Telmex Series L Shares” and, together with the Telmex Series A Shares, the “Telmex Shares”), and American Depositary Shares each representing 20 Telmex Series L Shares (the “Telmex L Share ADSs” and, together with the Telmex A Share ADSs, the “Telmex ADSs” and, together with the Telmex Shares, the “Telmex Securities”) of Teléfonos de México, S.A.B. de C.V. (“Telmex”), other than Telmex Securities held by América Móvil or by its subsidiaries, Carso Global Telecom, S.A.B. de C.V. (“CGT”) and Empresas y Controles en Comunicaciones, S.A. de C.V. (“Empresas y Controles”) at a price of Ps. 10.50 per Telmex Share and a price of Ps. 210.00 per Telmex ADS, each in cash, net of any fees and expenses set forth in the Offer to Purchase (the “U.S. Offer”). The offer is scheduled to expire at 5:00 p.m., New York City time, on November 11, 2011, unless the offer is extended in accordance with U.S. tender offer rules (the “participation deadline”).

All terms not otherwise defined herein have the meaning set forth in the Offer to Purchase. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Telmex Series L Shares and Telmex L Share ADSs in your name or in the name of your nominee.

The offer is being made through two offers: (1) the U.S. Offer, made pursuant to the Offer to Purchase, open to all holders of Telmex Shares resident in the United States, including holders who are U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act), and to all holders of Telmex ADSs, irrespective of residency; and (2) a Mexican offer, made pursuant to a Mexican offer document, open to all holders of Telmex Shares (the “Mexican Offer” and together with the U.S. Offer, the “Offer”), in each case, if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the relevant offer.

The U.S. Offer is subject to the conditions described in THE TENDER OFFER—Section 5—“Conditions to the U.S. Offer” in the Offer to Purchase.

The materials relating to the proposed transaction and the stockholder participation have been forwarded to the Depository Trust Company participant as the registered holder of any of the following, which you hold for your client’s account or benefit: (i) Telmex Series L Shares or (ii) Telmex L Share ADSs. As described more fully in the Offer to Purchase, if the transaction is completed, each outstanding Telmex Security tendered into the Offer will be purchased as per the following chart.

Eligible Security	Corresponding Consideration per Eligible Security
Telmex Series L Shares	Ps. 10.50 in cash, to be paid in U.S. dollars
Telmex L Share ADSs	Ps. 210.00 in cash, to be paid in U.S. dollars

Any tenders may be made only by you pursuant to your client’s instructions.

For your information, and for forwarding to your clients for whom you hold Telmex Securities registered in your name or in the name of your nominee, we are enclosing

(i) the Offer to Purchase;

(ii) a printed form of letter, which may be sent to your clients for whose accounts you hold Telmex Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions regarding the Offer to Purchase; and

(iii) the ADS Letter of Transmittal for guidance only.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

Requests for additional information or questions about the tender offer materials may be directed to the Information Agent, D.F. King & Co., Inc., by telephone – 8 a.m. to 6 p.m. New York City time, Monday through Friday, except for bank holidays:

Bankers and Brokers Call Collect:

1-212-269-5550

All Others Call Toll Free

1-800-735-3591

Email: telmex@dfking.com

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF ANY OF THE COMPANY, THE TENDER AGENT, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Yours truly,

Alejandro Cantú Jiménez General Counsel América Móvil, S.A.B. de C.V.

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